Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of LodgeNet Interactive Corporation of our report dated March 14, 2008, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2007 Annual Report to Shareholders, which is incorporated by reference in LodgeNet Interactive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated March 14, 2008 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
June 16, 2008